Exhibit 21.1
SUBSIDIARIES OF R. G. BARRY CORPORATION

State or Other
Jurisdiction of
Incorporation or
Name	Organization
R. G. Barry International, Inc.	Ohio
The Dearfoams Company	Ohio
RGB Technology, Inc. (formerly known as Vesture Corporation)	North Carolina
Barry de Acuña, S.A. de C.V.	Mexico
Procesadora de Nuevo Laredo, S.A. de C.V.	Mexico
Barry Comfort de Mexico, S.A. de C.V.	Mexico
Barry Distribution Center de Mexico, S.A. de C.V.	Mexico
Escapade, S.A.	France
Fargeot et Compagnie, S.A. (1)	France

(1)	Wholly-owned subsidiary of Escapade, S.A.